Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: November 4, 2019

Investor Relations	Media Relations
CONTACT: Kelly Boyer	CONTACT: Lori Lecker
PHONE: 412-248-8287	PHONE: 412-248-8224
kelly.boyer@kennametal.com	lori.lecker@kennametal.com
Kennametal Announces Fiscal 2020 First Quarter Results

•	Earnings per diluted share (EPS) and sales down from prior year, driven by deteriorating end markets

•	Continued progress on simplification/modernization benefits of approximately $8 million in the quarter; $58 million in annualized total savings inception to date

•	Restructuring actions - including the discontinuation of production at a facility in Germany last month - are on track to deliver increased profitability beginning in the second half of 2020

•
As previously announced, fiscal 2020 outlook adjusted EPS of $1.70 to $2.10 reflects lower first quarter results and an expected delay in the global recovery of the transportation and energy end markets

PITTSBURGH, (November 4, 2019) – Kennametal Inc. (NYSE: KMT) (the "Company") today reported results for its fiscal 2020 first quarter ended September 30, 2019, with EPS of $0.08, compared with $0.68 in the prior year quarter, and adjusted EPS of $0.17, compared with $0.70 in the prior year quarter.
“As announced on October 21st, we experienced significantly slower market conditions across all regions and in our end markets, primarily general engineering, energy and transportation. As a result, our first quarter performance was well below our expectations and necessitated a revised full year outlook that also reflects a delayed recovery in transportation and energy," said Christopher Rossi, President and CEO.
Rossi continued, “We are focused on the things we can control, including adjusting production levels based on lower demand and managing costs. We anticipate positive free operating cash flow for the year, and our capital structure enables us to deliver on our simplification/modernization investments as planned. Our structural cost reduction efforts are on schedule, including the proposed closures of three manufacturing locations and a distribution center, which we expect will drive significantly improved profitability beginning in the second half of the year.”

Fiscal 2020 First Quarter Key Developments
Sales of $518 million decreased 12 percent from $587 million in the prior year quarter, reflecting 11 percent organic sales decline and 2 percent unfavorable currency exchange effect, partially offset by a 1 percent favorable business day effect.
In connection with the Company's simplification/modernization initiative, pre-tax restructuring and related charges for the FY20 and FY21 Restructuring Actions(1) were $8 million, or $0.09 per share. Incremental pre-tax benefits from our simplification/modernization restructuring initiatives were approximately $2 million in the quarter. Total benefits from simplification/modernization, including restructuring initiatives, were approximately $8 million in the quarter. We achieved annualized total savings inception to date from simplification/modernization of $58 million.

As part of the FY20 Restructuring Actions, production was discontinued at the Company's Lichtenau, Germany facility at the end of October. The Company expects to finalize negotiations with the relevant employee representatives by the end of this month.
The Company also expects to complete in the second quarter of fiscal 2020 the divestiture of non-core specialty alloys business in Infrastructure segment as part of ongoing simplification/modernization initiatives.
Operating income was $16 million, or 3.2 percent margin, compared to $83 million, or 14.2 percent margin, in the prior year quarter. Adjusted operating income was $24 million, or 4.7 percent margin, compared to $84 million, or 14.4 percent margin, in the prior year quarter. The decrease in adjusted operating income was due primarily to organic sales decline, higher raw material costs and unfavorable labor and fixed cost absorption in certain facilities due to lower volumes and simplification/modernization efforts in progress, partially offset by incremental simplification/modernization benefits. Higher raw material costs, which are expected to abate in the second half of fiscal 2020, had a detrimental effect on year-over-year adjusted operating margin of approximately 360 basis points.
The reported effective tax rate (ETR) for the quarter was 33.7 percent and the adjusted ETR was 22.5 percent, compared to reported ETR of 24.9 percent and adjusted ETR of 23.6 percent in the prior year quarter.
Reported EPS in the current quarter includes restructuring and related charges of $0.09. Reported EPS in the prior year quarter includes a discrete effect from U.S. tax reform of $0.01 and restructuring and related charges of $0.01.
Net cash flow provided by operating activities was $28 million compared to $9 million in the prior year quarter. Free operating cash flow (FOCF) was negative $45 million compared to negative $33 million in the prior year quarter. The change in FOCF was driven primarily by lower earnings and greater capital expenditures, partially offset by changes in working capital.

Outlook
On October 21, 2019, the Company revised its full year outlook due to market conditions deteriorating more significantly than anticipated across all regions, and primarily in the general engineering, energy and transportation end markets, coupled with an expected delay in the global recovery of the transportation and energy end markets:

•	Adjusted EPS of $1.70 to $2.10 on organic sales decline of 9 to 5 percent

•	Adjusted ETR of 22 to 24 percent

•	Capital spending of $240 to $260 million

•	Free operating cash flow of $20 to $50 million

Segment Results
Industrial sales of $280 million decreased 13 percent from $321 million year-over-year, driven by organic sales decline of 11 percent and a 2 percent unfavorable currency exchange impact. Operating income was $21 million, or 7.6 percent margin, compared to $59 million, or 18.3 percent margin, in the prior year quarter. Adjusted operating income was $27 million, or 9.8 percent margin, compared to $59 million, or 18.3 percent margin, in the prior year quarter. The decrease in adjusted operating income was driven primarily by organic sales decline, unfavorable labor and fixed cost absorption in certain facilities due to lower volumes and simplification/modernization efforts in progress, higher raw material costs and higher compensation expense, partially offset by incremental simplification/modernization benefits. Higher raw material costs, which are expected to abate in the second half of fiscal 2020, had a detrimental effect on year-over-year adjusted operating margin of approximately 140 basis points.
Widia sales of $44 million decreased 9 percent from $49 million year-over-year, driven by organic sales decline of 10 percent and a 1 percent unfavorable currency exchange impact, partially offset by a favorable business day effect of 2 percent. Operating loss was $2 million, or 4.5 percent loss margin, compared to operating income of $2 million, or 4.3 percent margin, in the prior year quarter. Adjusted operating loss was $2 million, or 4.1 percent loss margin, compared to adjusted operating income of $2 million, or 4.4 percent margin, in the prior year quarter. The change was driven primarily by higher raw material costs, organic sales decline and unfavorable volume-related labor and fixed cost absorption in certain facilities, partially offset by incremental simplification/modernization benefits. Higher raw material costs, which are expected to abate in the second half of fiscal 2020, had a detrimental effect on year-over-year adjusted operating margin of approximately 430 basis points.

Infrastructure sales of $194 million decreased 11 percent from $217 million year-over-year, driven by organic sales decline of 11 percent and an unfavorable currency exchange impact of 1 percent, partially offset by a favorable business day effect of 1 percent. Operating loss was $3 million, or 1.4 percent loss margin, compared to operating income of $24 million, or 11.0 percent margin, in the prior year quarter. Adjusted operating loss was $1 million, or 0.5 percent loss margin, compared to adjusted operating income of $25 million, or 11.4 percent margin, in the prior year quarter. The change was primarily driven by higher raw material costs, unfavorable mix, organic sales decline and unfavorable volume-related labor and fixed cost absorption in certain facilities, partially offset by incremental simplification/modernization benefits. Higher raw material costs, which are expected to abate in the second half of fiscal 2020, had a detrimental effect on year-over-year adjusted operating margin of approximately 660 basis points.

Dividend Declared
Kennametal also announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on November 26, 2019 to shareholders of record as of the close of business on November 12, 2019.
The Company will host its first quarter fiscal 2020 results on Tuesday, November 5, 2019 at 8:00 a.m. Eastern Time.
The conference call will be broadcast via real-time audio on the Kennametal website at www.kennametal.com. Once on the homepage, select "About Us", “Investor Relations” and then “Events.” A replay of the call will be available on the Company’s website on the Investor Relations/Events page beginning on November 5, 2019 at 10:00 a.m. through December 5, 2019.
(1) Previously announced restructuring actions associated with the ongoing simplification/modernization program. These restructurings and proposed facility closures in fiscal 2020 (FY20 Restructuring Actions) are currently estimated to deliver annualized savings of $35 to $40 million with pre-tax charges of $55 to $65 million. Fiscal 2021 proposed restructuring and facility closures (FY21 Restructuring Actions) estimated to deliver annualized savings of $25 to $30 million with pre-tax charges of $60 to $75 million.
This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, cash flow, capital expenditures and effective tax rate for fiscal year 2020 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: downturns in the business cycle or the economy; our ability to achieve all anticipated benefits of restructuring, simplification and modernization initiatives; risks related to our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 10,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $2.4 billion in revenues in fiscal 2019. Learn more at www.kennametal.com. Follow @Kennametal: Twitter, Instagram, Facebook, LinkedIn and YouTube.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,
(in thousands, except per share amounts)	2019	2018
Sales	$518,088	$586,687
Cost of goods sold	379,108	375,595
Gross profit	138,980	211,092
Operating expense	114,191	123,285
Restructuring and asset impairment charges	4,666	1,075
Amortization of intangibles	3,747	3,580
Operating income	16,376	83,152
Interest expense	7,881	8,097
Other income, net	(2,681)	(2,761)
Income before income taxes	11,176	77,816
Provision for income taxes	3,766	19,392
Net income	7,410	58,424
Less: Net income attributable to noncontrolling interests	944	1,725
Net income attributable to Kennametal	$6,466	$56,699
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings per share	$0.08	$0.69
Diluted earnings per share	$0.08	$0.68
Dividends per share	$0.20	$0.20
Basic weighted average shares outstanding	82,881	82,105
Diluted weighted average shares outstanding	83,487	83,194

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	September 30, 2019	June 30, 2019
ASSETS
Cash and cash equivalents	$113,522	$182,015
Accounts receivable, net	327,628	379,855
Inventories	557,133	571,576
Other current assets	67,106	57,381
Total current assets	1,065,389	1,190,827
Property, plant and equipment, net	964,288	934,895
Goodwill and other intangible assets, net	451,292	461,009
Other assets	118,436	69,538
Total assets	$2,599,405	$2,656,269
LIABILITIES
Current maturities of long-term debt, including notes payable	$3,528	$157
Accounts payable	198,674	212,908
Other current liabilities	216,517	248,661
Total current liabilities	418,719	461,726
Long-term debt	592,858	592,474
Other liabilities	250,178	227,365
Total liabilities	1,261,755	1,281,565
KENNAMETAL SHAREHOLDERS’ EQUITY	1,298,566	1,335,172
NONCONTROLLING INTERESTS	39,084	39,532
Total liabilities and equity	$2,599,405	$2,656,269

SEGMENT DATA (UNAUDITED)	Three Months Ended September 30,
(in thousands)	2019	2018
Outside Sales:
Industrial	$280,028	$320,559
Widia	44,057	48,672
Infrastructure	194,003	217,456
Total sales	$518,088	$586,687
Sales By Geographic Region:
Americas	$259,289	$289,129
EMEA	153,480	171,508
Asia Pacific	105,319	126,050
Total sales	$518,088	$586,687
Operating Income (Loss):
Industrial	$21,271	$58,542
Widia	(1,965)	2,093
Infrastructure	(2,690)	23,860
Corporate (2)	(240)	(1,343)
Total operating income	$16,376	$83,152
(2) Represents unallocated corporate expenses

NON-GAAP RECONCILIATIONS (UNAUDITED)

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating income and margin; ETR; net income attributable to Kennametal; diluted EPS; Industrial operating income and margin; Widia operating (loss) income and margin; Infrastructure operating (loss) income and margin; FOCF; and consolidated and segment organic sales decline (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. Adjustments for the three months ended September 30, 2019 include restructuring and related charges. Adjustments for the three months ended September 30, 2018 include: (1) restructuring and related charges; and (2) discrete effect from tax reform. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.
Reconciliations to the most directly comparable GAAP financial measures for the following forward-looking non-GAAP financial measures for the full fiscal year of 2019 have not been provided, including but not limited to: adjusted EPS, adjusted ETR, organic sales growth (decline) and FOCF. The most comparable GAAP financial measures are earnings per share, ETR, sales growth (decline) and net cash flow from operating activities, respectively. Because the non-GAAP financial measures on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors - including, but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, asset impairment charges, gains or losses from early extinguishment of debt, the tax impact of the items above and the impact of tax law changes or other tax matters - reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

THREE MONTHS ENDED SEPTEMBER 30, 2019 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(3)	Diluted EPS
Reported results	$518,088	$16,376	33.7%	$6,466	$0.08
Reported margins		3.2%
Restructuring and related charges	—	7,970	(11.2)	7,429	0.09
Adjusted results	$518,088	$24,346	22.5%	$13,895	$0.17
Adjusted margins		4.7%
(3) Attributable to Kennametal

	Industrial		Widia		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating loss	Sales	Operating loss
Reported results	$280,028	$21,271	$44,057	$(1,965)	$194,003	$(2,690)
Reported operating margin		7.6%		(4.5)%		(1.4)%
Restructuring and related charges	—	6,167	—	141	—	1,663
Adjusted results	$280,028	$27,438	$44,057	$(1,824)	$194,003	$(1,027)
Adjusted operating margin		9.8%		(4.1)%		(0.5)%

THREE MONTHS ENDED SEPTEMBER 30, 2018 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(3)	Diluted EPS
Reported results	$586,687	$83,152	24.9%	$56,699	$0.68
Reported margins		14.2%
Restructuring and related charges	—	1,062	—	758	0.01
Discrete effect from tax reform (4)	—	—	(1.3)	1,011	0.01
Adjusted results	$586,687	$84,214	23.6%	$58,468	$0.70
Adjusted margins		14.4%
(4) Additional charge recorded to reflect adjustments to the amounts recorded for the application of a measure of the Tax Cuts and Jobs Act of 2017 (TCJA) requiring a one-time transition tax on previously untaxed accumulated earnings and profits of non-U.S. companies (toll tax) considering regulatory guidance issued through September 30, 2018.

	Industrial		Widia		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income	Sales	Operating income
Reported results	$320,559	$58,542	$48,672	$2,093	$217,456	$23,860
Reported operating margin		18.3%		4.3%		11.0%
Restructuring and related charges	—	185	—	40	—	837
Adjusted results	$320,559	$58,727	$48,672	$2,133	$217,456	$24,697
Adjusted operating margin		18.3%		4.4%		11.4%

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as net cash flow provided by operating activities (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

	Three Months Ended September 30,
FREE OPERATING CASH FLOW (UNAUDITED)
(in thousands)	2019	2018
Net cash flow provided by operating activities	$27,545	$9,201
Purchases of property, plant and equipment	(72,455)	(43,263)
Disposals of property, plant and equipment	395	833
Free operating cash flow	$(44,515)	$(33,229)

Organic Sales Decline
Organic sales decline is a non-GAAP financial measure of sales decline (which is the most directly comparable GAAP measure) excluding the impacts of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth (decline) on a consistent basis. Management reports organic sales growth (decline) at the consolidated and segment levels.

ORGANIC SALES DECLINE (UNAUDITED)
Three Months Ended September 30, 2019	Industrial	Widia	Infrastructure	Total
Organic sales decline	(11)%	(10)%	(11)%	(11)%
Foreign currency exchange impact (5)	(2)	(1)	(1)	(2)
Business days impact (6)	—	2	1	1
Sales decline	(13)%	(9)%	(11)%	(12)%
(5) Foreign currency exchange impact is calculated by dividing the difference between current period sales at prior period foreign exchange rates and prior period sales by prior period sales.
(6) Business days impact is calculated by dividing the year-over-year change in weighted average working days (based on mix of sales by country) by prior period weighted average working days.